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                                                                  EXHIBIT 12.1

                             NOBLE AFFILIATES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------
                                       1992          1993          1994          1995          1996
                                    ----------    ----------    ----------    ----------    ---------
Income before taxes ............    $   61,322    $   20,659    $    5,225    $    7,998    $  136,289
Add (deduct)
  Fixed charges ................        20,541        20,461        24,782        21,915        38,574
  Interest capitalized .........        (1,260)       (5,060)       (7,183)       (3,127)       (2,165)
                                   ----------    ----------    ----------    ----------    ----------
  Earnings as defined ..........   $   80,603    $   36,060    $   22,824    $   26,786    $  172,671
                                   ==========    ==========    ==========    ==========    ==========

Net interest expense ...........       19,222        15,342        17,546        18,744        36,309
Interest capitalized ...........        1,260         5,060         7,183         3,127         2,165
Interest portion of rental
  expense ......................           59            59            53            44            73
                                   ----------    ----------    ----------    ----------    ----------
  Fixed charges as defined .....   $   20,541    $   20,461    $   24,782    $   21,915    $   38,547
                                   ==========    ==========    ==========    ==========    ==========
Ratio of earnings to fixed
  charges ......................         3.92          1.76          0.92          1.22          4.48
                                   ==========    ==========    ==========    ==========    ==========

Rental expense adm report ......      673,386       699,322       911,407       846,342       826,649

Weighted average rate ..........        0.088         0.084         0.058         0.052         0.088

Int portion of rent exp ........     59257.97     58,743.05     52,861.61     44,009.78     72,745.11
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